Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192670 and 333-196913 on Form S-3 and Registration Statement Nos. 333-143863, 333-176789 and 333-203018 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 29, 2016